UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                               (AMENDMENT NO. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         KOSAN BIOSCIENCES INCORPORATED
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   50064W107
                                 --------------
                                 (CUSIP Number)


                                 April 12, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 50064W107                                           Page 2 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Alta Partners
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   California
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    2,714,331
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       2,714,331
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,714,331   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.8%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IA
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                           Page 3 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Alta California Partners, L. P.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,163,841
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       1,163,841
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,163,841   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.6%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                           Page 4 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Alta California Management Partners, L. P.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,388,637
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       1,388,637
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,388,637   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.5%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                           Page 5 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Alta Embarcadero Partners, LLC
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   California
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    31,096
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       31,096
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   31,096   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.1%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                           Page 6 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Alta BioPharma Partners II, L.P.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,238,422
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       1,238,422
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,238,422   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.9%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                           Page 7 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Alta BioPharma Management Partners II, LLC
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,238,422
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       1,238,422
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,238,422   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.9%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                           Page 8 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Alta Embarcadero BioPharma Partners, LLC
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   California
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    56,176
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       56,176
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   56,176   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.2%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                           Page 9 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Farah Champsi
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,294,598
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    1,294,598
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,294,598   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.1%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                          Page 10 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Jean Deleage
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     2,714,331
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       5,183
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    2,714,331
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,719,514   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.8%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                          Page 11 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Garrett Gruener
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,037
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,419,733
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       1,037
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    1,419,733
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,420,770   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.6%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                          Page 12 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Alix Marduel
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,294,598
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    1,294,598
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,294,598   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.1%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 50064W107                                          Page 13 of 17 Pages

   -----------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Guy Nohra
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,419,733
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    1,419,733
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,419,733   Please See Attachment A
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.6%  Please See Attachment A
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

(a) Name of Issuer: Kosan Biosciences Incorporated ("Issuer")


(b) Address of Issuer's Principal Executive Offices:

    3832 Bay Center Place
    Hayward, CA 94545

ITEM 2.

(a) Name of Person Filing:

    Alta Partners ("AP")
    Alta California Partners, L.P. ("ACP")
    Alta California Management Partners, L.P. ("ACMP")
    Alta Embarcadero Partners, LLC ("AEP")
    Alta BioPharma Partners II, L.P. ("ABP II")
    Alta BioPharma Management Partners II, LLC ("ABMP II")
    Alta Embarcadero BioPharma Partners II, LLC ("AEBP II")
    Farah Champsi ("FC")
    Jean Deleage ("JD")
    Garrett Gruener ("GG")
    Alix Marduel ("AM")
    Guy Nohra ("GN")

(b) Address of Principal Business Office:

    One Embarcadero Center, Suite 4050
    San Francisco, CA  94111

(c) Citizenship/Place of Organization:

    Entities:      AP         California
                   ACP        Delaware
                   ACMP       Delaware
                   AEP        California
                   ABP II     Delaware
                   ABMP II    Delaware
                   AEBP II    California

    Individuals:   FC         United States
                   JD         United States
                   GG         United States
                   AM         United States
                   GN         United States

(d) Title of Class of Securities:

    Common Stock

(e) CUSIP Number:

    50064W107

Item 3.  Not Applicable.

Item 4 Ownership.

Please See Attachment A

                                       AP           ACP          ACMP           AEP          ABP II       ABMP II
                                   ---------     ---------     ---------     ---------     ---------     ---------
(a) Beneficial Ownership           2,714,331     1,163,841     1,388,637        31,096     1,238,422     1,238,422


(b) Percentage of Class                 10.8%          4.6%          5.5%          0.1%          4.9%          4.9%

(c) Sole Voting Power              2,714,331     1,163,841     1,388,637        31,096     1,238,422     1,238,422

    Shared Voting Power                  -0-           -0-           -0-           -0-           -0-           -0-

    Sole Dispositive Power         2,714,331     1,163,841     1,388,637        31,096     1,238,422     1,238,422

    Shared Dispositive Power             -0-           -0-           -0-           -0-           -0-           -0-


                                    AEBP II         FC            JD            GG             AM            GN
                                   ---------     ---------     ---------     ---------     ---------     ---------

(a) Beneficial Ownership              56,176     1,294,598     2,719,514     1,420,770     1,294,598     1,419,733

(b) Percentage of Class                  0.2%          5.1%         10.8%          5.6%          5.1%          5.6%

(c) Sole Voting Power                 56,176           -0-         5,183         1,037           -0-           -0-

    Shared Voting Power                  -0-     1,294,598     2,714,331     1,419,733     1,294,598     1,419,733

    Sole Dispositive Power            56,176           -0-         5,183         1,037           -0-           -0-

    Shared Dispositive Power             -0-     1,294,598     2,714,331     1,419,733     1,294,598     1,419,733

Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6. Ownership of More Than Five Percent On Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A: Joint Filing Statement

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    April 23, 2001

ALTA PARTNERS                                      ALTA CALIFORNIA PARTNERS, L.P.

                                                   By:  Alta California Management Partners, L.P.,


By: /s/ Jean Deleage                               By: /s/ Jean Deleage
   -----------------------------------------          ------------------------------------------
         Jean Deleage, President                            Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.          ALTA EMBARCADERO PARTNERS, LLC


By: /s/ Jean Deleage                               By: /s/ Jean Deleage
   -----------------------------------------          -----------------------------------------
         Jean Deleage, General Partner                      Jean Deleage, Member

ALTA BIOPHARMA PARTNERS II, L.P.                   ALTA BIOPHARMA MANAGEMENT PARTNERS II, LLC
By: Alta BioPharma Management Partners II, LLC


By: /s/ Farah Champsi                              By: /s/ Farah Champsi
   -----------------------------------------          -----------------------------------------
         Farah Champsi, Managing Director                   Farah Champsi, Member


ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By: /s/ Farah Champsi
   -----------------------------------------
         Farah Champsi, Manager


    /s/ Jean Deleage                                   /s/ Guy Nohra
--------------------------------------------       --------------------------------------------
        Jean Deleage                                       Guy Nohra


    /s/ Garrett Gruener                                /s/ Farah Champsi
--------------------------------------------       --------------------------------------------
        Garrett Gruener                                    Farah Champsi


    /s/ Alix Marduel
--------------------------------------------
        Alix Marduel

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date: April 20, 2001

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 23, 2001

ALTA PARTNERS                                      ALTA CALIFORNIA PARTNERS, L.P.

                                                   By:  Alta California Management Partners, L.P.,


By: /s/ Jean Deleage                               By: /s/ Jean Deleage
   -----------------------------------------          ------------------------------------------
         Jean Deleage, President                            Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.          ALTA EMBARCADERO PARTNERS, LLC


By: /s/ Jean Deleage                               By: /s/ Jean Deleage
   -----------------------------------------          -----------------------------------------
         Jean Deleage, General Partner                      Jean Deleage, Member

ALTA BIOPHARMA PARTNERS II, L.P.                   ALTA BIOPHARMA MANAGEMENT PARTNERS II, LLC
By: Alta BioPharma Management Partners II, LLC


By: /s/ Farah Champsi                              By: /s/ Farah Champsi
   -----------------------------------------          -----------------------------------------
         Farah Champsi, Managing Director                   Farah Champsi, Member


ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By: /s/ Farah Champsi
   -----------------------------------------
         Farah Champsi, Manager


    /s/ Jean Deleage                                   /s/ Guy Nohra
--------------------------------------------       --------------------------------------------
        Jean Deleage                                       Guy Nohra


    /s/ Garrett Gruener                                /s/ Farah Champsi
--------------------------------------------       --------------------------------------------
        Garrett Gruener                                    Farah Champsi


    /s/ Alix Marduel
--------------------------------------------
        Alix Marduel

                                  Attachment A


Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners L.P., Alta Embarcadero Partners, LLC, Alta California Management Partners, L.P., Alta BioPharma Partners II, L.P. and Alta Embarcadero BioPharma Partners II, LLC. Alta California Partners, L.P. beneficially owns 1,163,841 shares of Common Stock. Alta Embarcadero Partners, LLC beneficially owns 31,096 shares of Common Stock. Alta California Management Partners, L.P. beneficially owns 224,796 shares of Common Stock. Alta BioPharma Partners II, L.P. beneficially owns 1,238,422 shares of Common Stock. Alta Embarcadero BioPharma Partners II, LLC beneficially owns 56,176 shares of Common Stock. The respective general partners of Alta California Partners L.P., Alta Embarcadero Partners, LLC, Alta California Management Partners, L.P., Alta BioPharma Partners II, L.P., and Alta Embarcadero BioPharma Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain principals of Alta Partners are also general partners of Alta California Management Partners, L.P., which is a general partner of Alta California
Partners, L.P., and members of Alta Embarcadero Partners, LLC. Certain principals of Alta Partners are also managing directors of Alta BioPharma
Management Partners II, LLC, which is the general partner of Alta BioPharma Partners II, L.P. As general partners, members and managing directors of such funds, they may be deemed to share voting and investment power with respect to the shares held by these funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr.  Jean  Deleage,  a  director  of the  Issuer,  is a general  partner of Alta
California Management Partners, L.P., which is the general partner of Alta California Partners, L.P., and a member of Alta Embarcadero Partners, LLC. As a general partner and member, respectively, he may be deemed to share voting or investment power with respect to the shares held by Alta California Management Partners, L.P., Alta California Partners, L.P. and Alta Embarcadero Partners, LLC. Mr. Deleage disclaims beneficial ownership of all such shares held by Alta California Management Partners, L.P., Alta California Partners, L.P. and Alta Embarcadero Partners, LLC, except to the extent of his proportionate pecuniary interests therein.

Mr. Deleage is also a managing director of Alta BioPharma Management Partners II, LLC, which is the general partner of Alta BioPharma Partners II, L.P. As a managing director, he may be deemed to share voting or investment power with respect to the shares held by Alta BioPharma Partners II, L.P. Mr. Deleage disclaims beneficial ownership of all such shares held by Alta BioPharma Partners II, L.P., except to the extent of his proportionate pecuniary interest therein.

Mr. Deleage holds an option to purchase 7,500 shares of Common Stock that was granted by the Issuer on October 4, 2000. In addition, he received 5,183 shares of Common Stock in connection with a pro rata partnership distribution effected by Alta Embarcadero Partners, LLC on April 3, 2001.

Alta Partners is a California corporation. Alta California Partners, L.P. is a Delaware limited partnership. Alta Embarcadero Partners, LLC is a California limited liability company. Alta California Management Partners, L.P. is a Delaware limited partnership. Alta BioPharma Partners II, L.P. is a Delaware limited partnership. Alta Embarcadero BioPharma Partners II, LLC is a California limited liability company. Alta BioPharma Management Partners II, LLC is a Delaware limited liability company.